Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Advance Auto Parts, Inc. on Form S-3 of our report dated March 7, 2003, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. for the year ended December 28, 2002, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

McLean, Virginia

May 29, 2003